EX (d)

ADVISORY AND SERVICE CONTRACT

AGREEMENT made this 16th day of February 2017 between NORTHEAST INVESTORS GROWTH FUND, a Massachusetts business trust (the "Fund") and NORTHEAST MANAGEMENT & RESEARCH COMPANY, INC., a Massachusetts corporation (the "Adviser").

WITNESSETH: in consideration of the promises made in this agreement, the parties hereto are mutually agreed as follows:

1.          Duties of Adviser.  The Fund hereby employs the Adviser to furnish to the Fund such management, investment advisory, bookkeeping, statistical and research facilities and services as may be required from time to time by the Fund, subject to the supervision of the Fund's trustees for the period and on the terms set forth in this agreement.  The investment of funds shall be subject to all applicable restrictions of the Declaration of Trust and By-Laws of the Fund, each as from time to time amended and to any policies which may from time to time be established by the Fund's trustees.  The Adviser hereby accepts such employment and agrees during the term of this agreement, at its own expense, to render the services and to assume the obligations set forth in this agreement, for the compensation provided.

2.          Allocation of Charges and Expenses.

A.          Allocable to the Fund

The Fund assumes and shall pay all charges and expenses (including initial costs and charges of the Fund incurred in connection with its organization and the commencement of its operations) which may be properly payable by it and, in addition, those that are not hereinafter specified to be paid by Adviser, including, without limitation:

(a)          charges and expenses of any custodian or depository appointed by the Fund for safekeeping of its cash, portfolio securities and other property;

(b)          the charges and expenses of its auditors;

(c)          the charges and expenses of any stock transfer or dividend disbursing functions or of any stock transfer or dividend disbursing agent or agents appointed by the Fund;

(d)          broker' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party;

(e)          all taxes, including issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies;

(f)          the cost of share certificates representing shares of the Fund;

(g)          the costs of issue, sales, repurchase and redemption of the Fund's shares;

(h)          all fees and other governmental charges involved in registering and maintaining registrations of the Fund and of its shares with the Securities and Exchange Commission and various states and other jurisdictions;

(i)          costs and expenses involved n complying with the laws and regulations of all governmental bodies regulating the Fund and the issue and sale of its securities;

(j)          all costs and expenses involved in preparing, printing and distributing prospectuses, except those used in soliciting new accounts;

(k)          all expenses of shareholders' and trustees' meetings and of preparing, printing and mailing proxy statements, notices and reports to shareholders;

(l)          fees and travel expenses of trustees of the fund who are not affiliated with the Adviser;

(m)         charges and expenses of legal counsel in connection with matters relating to the Fund;

(n)          association dues;

(o)          postage;

(p)          the cost of premiums on the bonds of the Fund's officers, employees and others engaged, directly or indirectly, in activities relating to the business of the Fund; and

(q)          the salaries of employees of the Fund engaged in the foregoing activities.

B.          Allocable to Adviser

Adviser shall:

(a)          Furnish without expense to Fund the services of such members of its organization as may be duly elected officers or trustees of Fund;

(b)          Pay all executive officers' salaries, if any, and executive expenses and office rent of the Fund required in the management of the affairs of the Fund;

(c)          pay all expenses in performing the investment advisory duties specified;

(d)          provide bookkeeping services and calculate the net asset value of the Fund's shares; and

(e)          In addition to the foregoing, the Adviser in its discretion but with approval of Fund's trustees may assume and pay, or reimburse Fund for, all or part of certain of the charges and expenses allocable to Fund as specified in Section 2 herein, for a reasonable period in order to maintain a more reasonable ratio of expenses to assets of Fund.  However, it is expressly understood that any such action by Adviser is entirely voluntary and the payment by Adviser of any such charges and expenses allocable to Fund under said Section 2 during any month of any year in no way obligates Adviser to continue to pay such charges and expenses in subsequent accounting periods.

The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired.

3.          Compensation of the Adviser.  For the services to be rendered, and the payments to be made by the Adviser, as provided in Section 1 and 2 of this agreement, for each calendar month, the Fund shall pay to the Adviser on the last day of such calendar month a fee of 1/2 of one percent of the average net asset value of the Fund to and including $10,000,000 1/16 of one percent of the average net asset value of the Fund in excess of $10,000,000 to and including $30,000,000 and 1/24 of one percent of the average net asset value of the Fund in excess of $30,000,0000, such average net asset value to be the average of the net asset value, determined as of the close of business on each business day during such month pursuant to the provisions of the Declaration of Trust, of all the issued and outstanding shares of the Fund.

For the month in which this agreement terminates, there shall be an appropriate proration on the basis of the number of days that the agreement is in effect during such month.

4.          Affiliations of Personnel of Investment Adviser.  It is understood that the trustees, officers, agents and shareholders of the Fund are or may be interested in the Adviser as directors, officers, or stockholders or otherwise, and that the directors, officers and stockholders of the Adviser are or may be interested in the Fund as trustees, officers, agents, shareholders, or otherwise.  In connection with purchases or sales of portfolio securities for the account of the Fund neither the Adviser nor any director or officer of the Adviser shall act as a principal or receive any commission other than its compensation provided for in Section 3 hereof.

5.          Limitation of Liability of the Adviser.  The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this agreement.

6.          Compliance with Federal Laws, Declaration of Trust and By-Laws, Commission Rules, etc.  This Agreement will be performed in accordance with the requirements of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, to the extent that the subject matter of this Agreement is within the purview of such Acts.  Insofar as applicable to the Adviser as investment adviser, an affiliated person of the Fund or otherwise the Adviser will comply with the provisions of the Declaration of Trust and By-Laws of the Fund, and with the provisions of the Investment Company Act of 1940 and the Rules and Regulations of the Securities and Exchange Commission ("S.E.C.") thereunder.

7.          Disclosure of Certain Investments.  The Adviser will furnish to the Fund from time to time, a list setting forth all corporations or other business organizations of which any of its directors or officers own beneficially more than one-half of one percent of the shares, securities or other evidences of interest, together with the name of each such officer or director and a statement describing the extent of his interest in each such corporation or other business organization.

8.          Maintenance of Records in the United States.  The Adviser will maintain in the United States and preserve therein for such period or periods as the S.E.C.  shall prescribe by rules and regulations applicable to the investment advisers of investment companies registered under the Investment Company Act of 1940, as amended, such accounts, books and other documents as are necessary or appropriate to record its transactions with the Fund.

9.          Duration and Termination of this Agreement.  This agreement shall become effective on the day first above written and shall remain in force until July 14, 2017.  If the holders of a “majority of the outstanding voting securities” (as defined in the Investment Company Act of 1940) of the Fund have voted to approve this agreement on or before July 14, 2017, this agreement will continue in effect for an initial period of two years from that date.  Thereafter this agreement shall continue in effect for successive periods of one year each only so long as such continuance is specifically approved at least annually in accordance with the Investment Company Act of 1940.

This agreement may be terminated at any time without the payment of any penalty, by vote of the Fund's trustees or by vote of the holders of a majority of the outstanding shares of the Fund, or by the Adviser, on sixty (60) days written notice to the other party.

This agreement shall automatically terminate in the event of its assignment by the Adviser, the term "assignment" for this purpose having the meaning defined in Section 2(a) (4) of the Investment Company Act of 1940.

If at any time during the existence of this agreement the Fund shall deem it necessary or advisable in the best interests of the Fund that an amendment of this agreement be made in order to comply with the recommendations or requirements of the S.E.C.  or other governmental authority or to obtain any advantage under State or Federal tax laws and shall notify the Adviser of the form of amendment which it deems necessary or advisable and the reasons therefor, and if the Adviser declines to assent to such amendment, the Fund may terminate this agreement forthwith by written notice to the Adviser.

10.          Amendment of this Agreement.  No Amendment to this agreement shall be effective until approved by vote of a majority of the shares of the Fund.

11.          Notices.  Any notice under this agreement shall be in writing, addressed and delivered, or mailed postage paid, to the other party at such address as such other party may designate for the receipt of such notices.  Until further notice to the other party, it is agreed that the address of the Fund and that of the Adviser shall be 100 High Street, Suite 1000, Boston, Massachusetts 02110.

12.          Disclaimer of Liability.  The term "Northeast Investors Growth Fund" means and refers to the Trustees from time to time serving under the Amended and Restated Agreement and Declaration of Trust of the Trust dated February 12, 1987, as the same may be subsequently thereto have been, or subsequently hereto be, amended.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, stockholders, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Declaration of Trust of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this agreement on the day and year first above written.

NORTHEAST INVESTORS GROWTH FUND

By:	/s/ Nancy M. Mulligan

Its:	President

NORTHEAST MANAGEMENT & RESEARCH COMPANY, INC.

By:	/s/ John F. Francini, Jr.

Its:	Treasurer